Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-215241) and related joint proxy statement/prospectus of Regency Centers Corporation dated January 17, 2017 and to the use of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedules of Equity One, Inc., and the effectiveness of internal control over financial reporting of Equity One, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission and incorporated by reference in the aforementioned Amendment No. 1 to the Registration Statement.

/s/ Ernst & Young LLP
New York, New York
January 17, 2017